Exhibit 10.1

BAD TOYS HOLDINGS, INC.

2344 Woodridge Avenue

Kingsport, TN 37664

December 1, 2004

Mr. Joseph Cerone
Southland Health Services, Inc.
1209 West Shipley Ferry Road
Suite 200
Kingsport, Tennessee 37663

Mr. Joseph Donavan	Mr. Glenn Crawford
Southland Health Services, Inc.	Southland Health Services, Inc.
1209 West Shipley Ferry Road	1209 West Shipley Ferry Road
Suite 200	Suite 200
Kingsport, Tennessee 37663	Kingsport, Tennessee 37663

Re:	Letter of Intent Concerning Acquisition of
Stock of Southland Health Services, Inc.

Gentlemen:

This letter, when countersigned by you, will confirm our agreement in principle that Bad Toys Holdings, Inc. (“Buyer”) is interested in acquiring one hundred percent of the issued and outstanding common stock of Southland Health Services, Inc. (the “Company”) from Messers. Cerone, Donavan and Crawford (the “Shareholders”), on terms that are mutually agreeable to the parties (the “Transaction”).

It is the parties intention that this letter of intent will constitute a binding obligation of both the Buyer and the Shareholders and will be governed by and construed under the laws of the State of Tennessee without regard to conflicts-of-laws principles. Moreover, any action or proceeding seeking to enforce any provision of, or based on any right arising out of this letter of intent may be brought against any of the parties in the courts of the State of Tennessee, County of Sullivan or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Notwithstanding the foregoing, the parties agree to proceed in good-faith to negotiate, execute and deliver a definitive stock purchase agreement and any related documents and instruments which together will set forth all of the terms and conditions of our agreement and understanding relating to the Transaction (the “Agreement”). To confirm the current status of our discussions, and in view of our mutual intention to reach a complete agreement based upon our intended further discussions and negotiations, we are hereinafter memorializing our shared basic assumptions and understandings:

1.	Fundamental Terms.

a. Transaction. The Shareholders will sell all of the shares of the Company’s common stock set forth opposite each of their names in Exhibit A attached hereto (the “Shares”), to Buyer at the price (the “Purchase Price”) set forth in Paragraph 1(b) below. The Shares constitute all of the issued and outstanding shares of the Company’s common stock and have been duly authorized and validly issued and are fully paid and non-assessable. There are no other outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company of any shares of its capital stock. The common stock of the Company is the Company’s only class of capital stock.

b. Purchase Price. The Purchase Price shall be paid in the following manner:

(i) Buyer will deliver the sum of One Million Five Hundred Thousand and No/Dollars ($1,500,000) to the Shareholders in the form of a cashier’s check (or otherwise immediately available funds) within thirty days (30) days of the Closing (defined herein);

(ii) Buyer will deliver an Interest Bearing Installment Promissory Note (the “Note”) in the principal amount of Four Million One Hundred Forty Thousand and No/Dollars ($4,140,000), bearing an annual interest rate equal to one point over the prime rate (determined as of the end of each calendar quarter) charged from time to time by Bank of America to commercial borrowers, within thirty days (30) days of the Closing (defined herein). The parties agree the monthly payment of principal and interest under the Note shall equal Thirty Nine Thousand and No/Dollars ($39,000). The Note also will contain an acceleration clause based on the Company’s performance, which shall be further negotiated by the parties;

(iii) Buyer will issue Three Million (3,000,000) shares of its restricted common stock to the Shareholders on a pro-rata basis pursuant to the exemption from registration found in Section 4(2) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933. Buyer will guarantee the Shareholders will receive $1.00 per share for the restricted shares of common stock described in this Paragraph 1(b)(iii);

(iv) Buyer will issue Two Million Five Hundred Thousand (2,500,000) stock warrants (the “Warrants”) to the Shareholders on a pro-rata basis. The purchase price per Warrant will be $0.50 cents per share. Buyer will guarantee the Shareholders will receive $1.50 per share for One Million (1,000,000) of the shares of Buyer’s common stock purchased pursuant to the Warrants described in this Paragraph 1(b)(iv).

c. Board of Directors. The Board of Directors of Buyer currently consists of three (3) members. Buyer will cause its Board of Directors to be expanded to five (5) seats. Mr. Crawford shall serve on Buyer’s Board of Directors and will assist in the appointment of one additional member to Buyer’s Board of Directors.

d. Conditions Precedent to Buyer’s Obligation to Close.

(i) The Shareholders shall cause the Company to satisfy the following outstanding liabilities on the following dates:

(A) That certain liability owed to GE Health Care, Inc. in the amount of [$2,300,000] on or before December 31, 2004;

(B) that certain liability owed to the United States Internal Revenue Service in the amount of [$1,800,000] within forty-five (45) days of Closing; and

(C) that certain liability owed to Pacific Capital in the amount of [$750,000] on or before December 31, 2004.

(ii) Buyer shall have obtained financing on terms and conditions satisfactory to it for all of the financing it needs in order to consummate the Transaction contemplated hereby, including the Purchase Price.

2. Definitive Agreement. The parties mutually agree to proceed in good faith toward negotiation and execution of the Agreement, to which Buyer and the Shareholders shall each be a party, and which shall provide for the Transaction and shall contain mutually satisfactory terms, representations, conditions, warranties, covenants, indemnities and other provisions as are appropriate and consistent with the provisions herein described.

The parties also agree that if a definitive agreement has not been executed by 5:00 p.m. Eastern Standard Time on December 15, 2004, this letter of intent shall automatically be terminated and of no further force or effect, unless otherwise agreed to in writing by the parties. Without limiting the generality of the foregoing, it is agreed that the Agreement shall provide for the closing of the Transaction to occur on or before December 31, 2004 (the “Closing”).

3. Covenants. Pending execution of the Agreement (or termination of this letter of intent, as herein provided), the Shareholders of the Company will not harm the business of the Company in any way and will cooperatively cause the Company to conduct its business only in the ordinary course, and will not cause the Company to engage in any extraordinary transactions, including, but not limited to, disposing of any assets of the Company other than in the ordinary course of business, borrowing funds under existing lines of credit or otherwise except as reasonably necessary for the ordinary operation of the Company, or issuing any equity securities or rights to acquire such equity securities of the Company, without the written agreement of each party hereto.

4. Expenses. Each party will pay its own expenses associated with any solicitation, negotiation, preparation and execution of this letter agreement or any Agreement and with the consummation of the Transaction.

5. Termination. This letter of intent may be terminated by Buyer if it is not accepted and agreed to by the Shareholders on or before 5:00 p.m., Eastern Standard Time, December 2, 2004.

If the foregoing is acceptable to you, please indicate such acceptance by executing this letter where indicated.

Very truly yours,

/s/ Larry N. Lunan
Bad Toys Holdings, Inc.
Larry N. Lunan, President

Accepted and Agreed:

/s/ Joseph Cerone
Joseph Cerone

/s/ Joseph Donavan
Joseph Donavan

/s/ Glenn Crawford
Glenn Crawford